Exhibit 10.3
FIRST AMENDMENT
THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the 14th day of May, 2003, by and between TX‑NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to EOP‑Northborough Tower Limited Partnership) and Tenant are parties to that certain lease dated October 23, 2002 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 133,603 rentable square feet (the “Original Premises”) described as Suite Nos. 100, 260, 550, 600, 700, 800, 900, 930, 940, 950, 960, 1000, 1010, 1050, 1080, 1100, 1230, 1250, 1270, 1300 and 1400 on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors of the building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower (the “Building”).

B.
Tenant has requested that additional space containing approximately 12,010 rentable square feet described as Suite No. 1200 on the 12th floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.
Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 133,603 rentable square feet to 145,613 rentable square feet on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th 11th, 12th, 13th and 14th floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the day after the date the Prior Tenant (defined below) vacates the Expansion Space (the “Expansion Effective Date”) and end on the Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with

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respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

B.
The parties hereto acknowledge that the Expansion Space currently is occupied by Teksystems, Inc. (“Prior Tenant”) pursuant to a lease dated November 29, 2001, as amended (“Prior Lease”) entered into between Landlord’s predecessor in interest and Prior Tenant. This Amendment specifically is contingent upon Landlord entering into an agreement with the Prior Tenant to terminate the Prior Lease with respect to the Expansion Space or to relocate the Prior Tenant from the Expansion Space to other space which includes no portion of the Expansion Space (the “Prior Tenant Relocation Agreement”). If Landlord fails to inform Tenant on or before the Contingency Date (as defined below) that the Prior Tenant Relocation Agreement has been executed, then either party hereto may terminate the Lease with respect to the Expansion Space only by providing written notice thereof to the other party within five (5) business days after the Contingency Date, whereupon, the Lease with respect to the Expansion Space only shall be null and void and of no force or effect, as if this Amendment had never been entered into. The “Contingency Date” shall be deemed to mean July 15, 2003.

II.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

Expansion Space Effective Date‑April 30, 2013	$20.00	$240,200.04	$20,016.67

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $20,016.67 per month for the first two calendar months of the term after the Expansion Effective Date (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $40,033.34 (the “Abated Base Rent”). If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, all Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

III.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

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IV.	Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Expansion Space is 5.7766%.

V.
Expenses and Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease.

VI.	Improvements to Expansion Space.

A.
Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.
Responsibility for Improvements to Expansion Space. Tenant may perform improvements to the Expansion Space in accordance with the Work Letter attached to the Lease as Exhibit D and Tenant shall be entitled to an Allowance in connection with such work as more fully described in said Work Letter.

VII.	Miscellaneous.

A.
This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

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F.
Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Grubb & Ellis (“Broker”) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TX‑NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership

By: TX‑Northborough GP Limited Partnership, a Delaware limited partnership, its general partner

By: TX‑Northborough Tower, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non‑member manager

By:

Name:

Title:

TENANT: NOBLE‑ENERGY, INC., a Delaware corporation By: Name: Title:

EXHIBIT A
OUTLINE AND LOCATION OF EXPANSION SPACE

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